Exhibit 10.2

SUBSCRIPTION AGREEMENT

BY AND BETWEEN

KIRKLAND’S, INC.

AND

BEYOND, INC.

Dated as of October 21, 2024

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A Definitions A-1

Exhibit B Form of Investor Rights Agreement B-1

ii

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT dated as of October 21, 2024 (this “Agreement”) is by and between Kirkland’s, Inc., a Tennessee corporation (the “Company”), and Beyond, Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.

WHEREAS, the Company and Purchaser have simultaneously herewith entered into that certain Term Loan Credit Agreement, dated as of October 21, 2024 (the “Loan Agreement”), pursuant to which Purchaser has provided loans to the Company in the aggregate principal amount of $17,000,000.00, and in connection therewith the Company has issued to Purchaser a Junior Secured Convertible Promissory Note in the original principal amount of $8,500,000 (the “Convertible Note”), which upon the earlier of (a) the exercise of the Purchaser, in its capacity as agent under the Loan Agreement, of its right to convert, in accordance with Article 11 of the Loan Agreement and (b) the Shareholder Approval (as defined below) and on the terms and subject to the conditions hereinafter set forth, shall, without any further action on the part of the holder thereof, be converted into the right to receive shares of the Company’s common stock, no par value per share (the “Common Stock”);

WHEREAS, concurrently herewith, the Company and the Purchaser have entered into a Collaboration Agreement and a License Agreement (the “License and Collaboration Agreements”) providing for the collaborative cross-selling, co-marketing and other collaborative engagements as between the parties hereto and their respective Affiliates;

WHEREAS, in addition, and upon Shareholder Approval (as defined below) and on the terms and subject to the conditions hereinafter set forth, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, an additional 4,324,324 (subject to adjustment pursuant to Section 1.1) shares of Common Stock (such shares, the “SA Purchased Shares” together with the shares of Common Stock to be issued upon conversion of the Convertible Note, the “Purchased Shares”) for a subscription price of $1.85 per share (representing a maximum aggregate subscription price of up to $7,999,999.40); and

WHEREAS, in order to permit the issuance of the Purchased Shares, the Company deems it advisable and in its best interests to seek the approval of the holders of its Common Stock to issue the Purchased Shares pursuant to this Agreement as required as required under the listing standards of Nasdaq, including Nasdaq Listing Rule 5635(b) and (d) (such approval, the “Shareholder Approval”).

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I
PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1 Purchase and Sale. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase, and the Company shall issue and sell to the Purchaser, 4,324,324 shares of Common Stock, free and clear of any liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement, the Charter or the Investor Rights Agreement) for a purchase price of $1.85 per SA Purchased Share, the aggregate amount of which to be paid by wire transfer of immediately available funds to a bank account designated by the Company; provided, however, that in the event the Company reasonably determines in consultation with its outside advisors and Purchaser that the issuance of the maximum number of shares of Common Stock pursuant to this Agreement and upon conversion of the Convertible Note into shares of Common Stock in accordance with Article 11 of the Loan Agreement, to the extent not yet so converted, in each case immediately prior to the Closing, would result in Purchaser acquiring more than forty percent (40.0%) of the issued and outstanding Common Stock as of the Closing after giving effect to such issuance (the “Ownership Threshold”), the Company may reduce the maximum number of shares of Common Stock to be issued at Closing under this Agreement by the number of shares of Common Stock that the Company reasonably determines is necessary to prevent Purchaser from acquiring shares of Common Stock in excess of the Ownership Threshold. If the Company determines to make such a reduction, it shall inform Purchaser by delivery of written notice thereof prior to the Closing, which notice shall specify the total number of shares of Common Stock to be issued pursuant to this Agreement and the corresponding Additional Shares Shortfall (as defined in the Loan Agreement).

Section 1.2 Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the issuance, sale and purchase of the Purchased Shares (the “Closing”) shall take place remotely via the exchange of final documents and signature pages, as soon as practicable, but in no event later than three (3) Business Days after all applicable conditions to closing specified in Article V hereof having been satisfied or waived, respectively, by Purchaser or the Company, as applicable (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver thereof at the Closing), including the effectiveness of the Shareholder Approval, or at such other time and place as the Company and the Purchaser may mutually agree in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” At the Closing, upon receipt by the Company of payment of the portion of the purchase price to be paid in cash at the Closing therefor by or on behalf of such Purchaser to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, and upon surrender of the Convertible Note for conversion, the Company will deliver to the Purchaser evidence reasonably satisfactory to the Purchaser of the issuance of the Purchased Shares in the name of the Purchaser by book-entry on the books and records of the Company. At the Closing, the Purchaser shall deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 certifying that such Purchaser is a U.S. person and that such Purchaser is not subject to backup withholding.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, except as set forth in the SEC Documents filed by the Company with the SEC on or after March 29, 2024 (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings):

Section 2.1 Organization and Power. The Company and each of its Subsidiaries is (i) a corporation, limited liability company, partnership or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable) and has all requisite corporate, limited liability company, partnership or other entity power and authority to own or lease its properties and to carry on its business as presently conducted and as proposed to be conducted in all material respects. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Authorization, Etc. The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and, subject to obtaining the Shareholder Approval, the consummation by the Company of the transactions contemplated hereby. The authorization, execution and delivery by the Company of this Agreement and, subject to obtaining the Shareholder Approval, the consummation by the Company of the transactions contemplated hereby do not and will not: (a) (i) violate or result in the breach of any provision of the Charter or Bylaws of the Company; (ii) result in the creation of any lien upon any assets of the Company or any of its Subsidiaries that is material to the operation of the Company and its Subsidiaries or the suspension, revocation or forfeiture of any material franchise, permit or license granted by a governmental authority to the Company or any of its Subsidiaries, other than liens under federal or state securities laws; or (iii) violate or result in a default under any material indenture or other agreement or instrument evidencing material indebtedness binding upon the Company or any of its Subsidiaries or their respective assets, or give rise to a right of any third party thereunder to require any material payment, repurchase or redemption to be made by the Company or any of its subsidiaries, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder; or (b) with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any material mortgage, credit agreement or contract to which the Company or any of its Subsidiaries is a party; (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation. This Agreement has been duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties hereto or thereto, this Agreement will be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 2.3 Government Approvals. No consent, approval or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, except for (a) those which have already been made or granted; (b) the filing of a current report on Form 8-K with the SEC; (c) filings with applicable state securities commissions, if any; or (d) the listing of the Purchased Shares with Nasdaq. The Company has taken all appropriate actions so that the restrictions on business combinations contained in T.C.A. § 48-103-205 and T.C.A. § 48-103-206 will not apply with respect to or as a result of the issuance of the Purchased Shares to the Purchaser or the Transfer thereof to its Permitted Transferees in accordance with this Agreement, without any further action on the part of the stockholders or the Board of Directors.

Section 2.4 Authorized and Outstanding Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, and 10,000,000 shares designated as Preferred Stock, as defined in the Charter (the “Preferred Stock”).

(b) As of September 30, 2024, (i) 13,117,942 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 977,538 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options or the vesting of unvested restricted stock awards, and restricted stock units issued pursuant to the Stock Plan or the vesting of unvested restricted stock units not issued pursuant to a Stock Plan, and (iv) 4,594,594 shares of Common Stock were reserved for issuance upon the conversion of the principal amount under the Convertible Note.

(c) All of the issued and outstanding shares of Common Stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable. When issued in accordance with the terms hereof, the Purchased Shares will be free and clear of all liens (other than liens incurred by Purchaser or its Affiliates, restrictions arising under applicable securities laws, or restrictions imposed by this Agreement, or the Investor Rights Agreement).

(d) Except for the Convertible Note or as otherwise expressly described in this Agreement, including Section 2.4(b): (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to any preemptive right granted by the Company with respect to the issuance of any capital stock of the Company.

Section 2.5 Subsidiaries. The Company’s Subsidiaries consist of all the entities listed on Exhibit 21.1 to the Company’s Form 10-K for the fiscal year ended February 3, 2024. Except as described in the SEC Documents, the Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. Except as described in the SEC Documents, there are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such

Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section 2.6 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

Section 2.7 SEC Documents; Financial Information. Since January 1, 2022, the Company has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act except, in the case of clause (b), where the failure to file has not had, and would not reasonably be expected to be material to the Company. As of their respective filing dates, such SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in such Financial Statements or the notes thereto).

Section 2.8 Internal Control Over Financial Reporting. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 2.9 Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.

Section 2.10 Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties or assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11 Property. The Company and each of its Subsidiaries has good and valid title to, or valid leasehold interests in or other contractual right to use, all real and personal property material to its business, if any (excluding, for the avoidance of doubt, intellectual property).

Section 2.12 Taxes. The Company and its Subsidiaries have filed all material tax returns required to have been filed by them (taking into account applicable extensions to file such returns) and each such tax return is true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes due and payable. There are no (a) audits, examinations or other administrative or judicial proceedings ongoing or currently pending with respect to the assessment or collection of any material Taxes or (b) outstanding claims for assessment or collection of any material Taxes.

Section 2.13 Compliance with Laws; Permits. The Company and its Subsidiaries are in compliance with all applicable laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits and licenses of governmental authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.14 No Additional Representations. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that:

Section 3.1 Organization and Power. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate or other entity power and authority to own its properties and to carry on its business as presently conducted.

Section 3.2 Authorization, Etc. The Purchaser has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby. The authorization, execution, delivery and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby do not and will not: (a) violate or result in the breach of any provision of the certificate of incorporation and bylaws (or similar organizational document) of the Purchaser; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Purchaser or any material contract to which the Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation. This Agreement has been duly executed and delivered by the Purchaser. Assuming due execution and delivery thereof by the other parties hereto or thereto, this Agreement will be a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3 Government Approvals. No consent, approval, license or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report the Purchaser’s ownership of the Purchased Shares; or (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

Section 3.4 Investment Representations.

(a) The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b) The Purchaser has been advised by the Company that the Purchased Shares have not been registered under the Securities Act, that the Purchased Shares will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement. The Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c) The Purchaser is purchasing the Purchased Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

(d) By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

(e) The Company has provided to the Purchaser all documents and information that the Purchaser has requested relating to an investment in the Company. The Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares. The Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and the Purchaser has determined that the acquisition of the Purchased Shares is a suitable investment for the Purchaser. The Purchaser has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares. In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representations or other information (other than the representations and warranties of the Company set forth in Article II).

Section 3.5 No Prior Ownership. Prior to the Closing, the Purchaser does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.

Section 3.6 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act by the Purchaser.

Section 3.7 ERISA. The Purchaser does not hold, and no part of the funds used by the Purchaser to acquire any Purchased Shares constitutes, “plan assets” (within the meaning of the ERISA Regulations). The Purchaser is not (a) an “employee benefit plan” that is subject to Part 4 of Title I of ERISA, (b) a “plan” to which Section 4975 of the Code applies or (c) an entity whose underlying assets could be deemed to include “plan assets” by reason of an employee benefit plan’s investment in such entity.

Section 3.8 No Additional Representations. The Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, the Purchaser acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and the Purchaser, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II, any information presented to the Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable law, without limiting the representations and warranties contained in Article II, neither the Company nor any of its Subsidiaries shall have any liability to any Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries to Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

Article IV
COVENANTS OF THE PARTIES

Section 4.1 Restrictions on Transfer.

(a) After the Closing and until the end of the Standstill Period (as defined in the Investor Rights Agreement), the Purchaser shall not Transfer any of the Purchased Shares to any Person without the consent of the Company; provided, however, that, without the consent of the Company, the Purchaser may Transfer Purchased Shares (i) to (A) a Permitted Transferee of the Purchaser that agrees to be bound by the terms of this Article IV pursuant to a written agreement in form and substance reasonably satisfactory to the Company (and upon such Transfer the Permitted Transferee shall become a “Purchaser” for purposes of this Article IV) or (B) to any Person so long as such Transfer represents less than ten percent (10%) of the outstanding capital stock of the Company; provided, that, Purchaser shall not knowingly (after reasonable inquiry) Transfer any of the Purchased Shares to a Company Competitor; (ii) pursuant to a tender or exchange offer, merger, consolidation, division, acquisition, reorganization or recapitalization involving the Company; or (iii) pursuant to a traditional underwritten offering (including any block trade) or Rule 144 under the Securities Act (provided that any such Transfer pursuant to Rule 144 either is not a direct placement or satisfies the requirements of paragraph (f) of such rule).

(b) In any event, Restricted Securities shall not be Transferred except upon the conditions specified in Section 4.2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Any attempted Transfer in violation of this Section 4.1 shall be void ab initio.

(c) For so long as Purchaser holds greater than ten percent (10%) of the issued and outstanding Common Stock, the Company will not adopt a Rights Plan or make effective any distribution of rights in connection therewith without the prior written consent of Purchaser.

Section 4.2 Restrictive Legends.

(a) Each certificate representing the Purchased Shares (unless otherwise permitted by the provisions of Section 4.2(d)) shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE OFFER AND SALE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(b) In addition, for so long as the Purchased Shares are subject to the restrictions set forth in Section 4.1, each certificate representing the Purchased Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SUBSCRIPTION AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”

(c) The Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Purchased Shares in order to implement the restrictions on transfer set forth in this Section 4.2.

(d) Prior to any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, a Purchaser shall give written notice to the Company of such Purchaser’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and if requested by the Company in writing an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act. Notwithstanding the foregoing, in the event a Purchaser shall give the Company a representation letter containing such representations as the Company shall reasonably request, the Company will not require such legal opinion or such other evidence (A) in a routine sales transaction in compliance with Rule 144 under the Securities Act, (B) in any transaction in which a Purchaser that is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or Affiliates for no consideration or (C) in any transaction in which a Purchaser that is a partnership or limited liability company distributes Restricted Securities solely to its Affiliates (including affiliated fund partnerships), or partners or members of such Purchaser or its Affiliates for no consideration. Each certificate evidencing the Restricted Securities transferred shall bear the appropriate restrictive legend set forth in Section 4.2 above, except that such certificate shall not bear the first such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of a Purchaser of a certificate bearing the first such restrictive legend and, if necessary, the appropriate evidence as required by clause (i) or (ii) above, the Company shall remove the first such restrictive legend from such certificate and from the certificate to be issued to the applicable transferee if such legend is not required in order to establish compliance with any provisions of the Securities Act and the Purchaser promptly Transfers the Purchased Shares. If the Purchaser holds a certificate bearing the second restrictive legend, upon the request of the Purchaser, the Company shall remove such restrictive legend from such certificate when the provisions of Section 4.2 are no longer applicable to the applicable Purchased Shares.

Section 4.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares (a) to fund working capital, (b) to pay for the fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, and (c) general corporate purposes.

Section 4.4 Confidentiality.

(a) So long as the Purchaser has the right to designate or nominate one or more directors to the Board of Directors pursuant to the Investor Rights Agreement, (i) the Purchaser shall keep all Confidential Information confidential and shall not, without the Company’s prior written consent, disclose any Confidential Information in any manner whatsoever, in whole or in part and (ii) the Purchaser shall not use any Confidential Information, other than in connection with the performance of its obligations or exercise of remedies hereunder. During such period, the Purchaser shall disclose the Confidential Information only to such of its Representatives who need to know the Confidential Information for such purpose, who are informed by the Purchaser of the confidential nature of the Confidential Information and who either (A) are otherwise bound by an obligation of confidentiality to the Company to ensure compliance with the terms of this Section 4.4 or (B) shall agree to act in accordance with the terms and conditions of this Section 4.4. The Purchaser shall be responsible for any non-compliance with this Section 4.4 by its Representatives. The Purchaser shall return to the Company or, insofar as reasonably practicable, destroy all copies of Confidential Information upon the Company’s written request. Notwithstanding the foregoing, the Purchaser may retain such materials to the extent required by applicable law or in accordance with internal compliance procedures; provided, however, that the Purchaser shall keep all such copies confidential in accordance with this Section 4.4.

(b) In the event that the Purchaser or any of its Representatives is required or requested by applicable law (including oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Confidential Information, the Purchaser will provide the Company with prompt notice (unless such notification is prohibited by applicable law and other than in connection with a routine audit or examination by, or a blanket document request from, a regulatory or governmental entity that does not reference the Company or this Agreement) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.4. In the event that such a protective order or other remedy is not obtained, that no such notice is required to be provided to the Company or that the Company waives compliance with the provisions of this Section 4.4, the Purchaser may disclose such Confidential Information without liability hereunder.

Section 4.5 Filings; Other Actions.

(a) The Company agrees (i) to promptly prepare and file a proxy statement with the SEC (the “Proxy Statement”) to be sent to the Company’s shareholders in connection with a special meeting of holders of the Company’s Common Stock (the “Special Meeting”), to be held for the purpose of, among other things, seeking the Shareholder Approval described herein and for such other purposes within the sole discretion of the Company, (ii) to call and hold the Special Meeting no later than the date that is 180 days following the date hereof, in compliance with applicable law, the Charter, the Bylaws and the Nasdaq Listing Rules, and (iii) to use commercially reasonable efforts to obtain the Shareholder Approval at the Special Meeting. Subject to the directors’ fiduciary duties, the Proxy Statement shall include the recommendation from the Board of Directors that the Company’s stockholders vote in favor of the Shareholder Approval. The Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Shareholder Approval and to obtain the Shareholder Approval. Purchaser and its Affiliates agree to furnish to the Company all information concerning Purchaser and its Affiliates as the Company may reasonably request in connection with the preparation and filing of the Proxy Statement and the Special Meeting. The Company shall respond reasonably promptly to any comments received from the SEC with respect to the Proxy Statement. The Company shall provide to Purchaser, promptly after receipt thereof, any written comments from the SEC or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all correspondence between the Company, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Purchaser with a reasonable opportunity to review and comment on such document or response with respect to only the proposal for Shareholder Approval and those portions of the Proxy Statement (or any amendment or supplement thereto) directly related to such proposal. Until the completion of the Special Meeting, the Purchaser shall promptly correct any information supplied by it for inclusion, or incorporation by reference, in the Proxy Statement if, and to the extent, any such previously provided information shall, at that time, include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) If requested by Purchaser and permissible under applicable law, the Company shall adjourn the Special Meeting for a period of up to ten (10) Business Days if, on a date for which the Special Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of shares of Common Stock sufficient to obtain the Shareholder Approval, for the purpose of soliciting additional proxies and votes in favor of the Shareholder Approval. The Company shall keep Purchaser reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the Special Meeting.

(c) Purchaser hereby agrees with the Company that it shall, and shall cause its Affiliates (including by proxy, if applicable), to vote all shares of Common Stock held by it or its Affiliates and eligible to be voted in accordance with applicable law and the Nasdaq Listing Rules in favor of the proposals contemplated by the Shareholder Approval at the Special Meeting. From the date hereof through the completion of the Special Meeting (or an adjournment thereof), Purchaser agrees that it shall not, and shall cause each of its Affiliates not to, transfer, sell, gift, pledge or otherwise dispose of its respective shares of Common Stock unless the transferee of such shares of Common Stock agrees in writing prior to any transfer, sale, gift, pledge or other disposition to vote in favor of the proposal contemplated by the Shareholder Approval. Any attempt to transfer shares of Common Stock that does not comply with the provisions of the immediately preceding sentence shall be null and void ab initio.

(d) In the event Shareholder Approval is not obtained at the initial Special Meeting held pursuant to this Section 4.5, the Company shall use commercially reasonable efforts to hold a second Special Meeting not later than 180 days following the date hereof, provided that in no event shall the Company be required to hold more than two (2) Special Meetings for the purpose of seeking the Shareholder Approval.

(e) From and after the date hereof until the earlier of the Closing Date and the date on which this Agreement is terminated, the Company covenants and agrees as to itself and its Subsidiaries not to take any action that is intended or would reasonably be expected to result in any condition in Section 5.2 not being satisfied and the Purchaser covenants and agrees as to itself and its Subsidiaries not to take any action that is intended or would reasonably be expected to result in any condition in Section 5.1 not being satisfied.

Article V
CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 5.1 Conditions of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in Article II of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Shareholder Approval. Prior to the Closing Date, Shareholder Approval shall have been obtained.

(d) Osmium Shareholder Voting Agreement. The Osmium Shareholder Voting Agreement shall have been entered into and be in full force and effect.

(e) License and Collaboration Agreements. The License and Collaboration Agreements shall have been entered into and be in full force and effect.

Section 5.2 Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties; Performance. Each of the representations and warranties of the Purchaser contained in Article III of this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality,” “material adverse effect” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions under this Agreement and the Investor Rights Agreement.

(b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

(c) Loan Agreement. The Loan Agreement shall have been entered into, fully funded by Purchaser, and remain in full force and effect.

(d) License and Collaboration Agreements. The License and Collaboration Agreements shall have been entered into and remain in full force and effect.

(e) Consideration for the Securities. The Purchaser shall have paid the cash portion of purchase price for the Purchased Shares to be purchased by such Purchaser in full at the Closing either by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company, and shall have, upon request by the Company, surrendered of the Convertible Note for conversion thereof; provided that the issuance of the Purchased Shares hereunder in respect of the Convertible Note at Closing shall be deemed to be evidence of conversion thereof without any further act of Purchaser.

(f) Shareholder Approval. Prior to the Closing Date, Shareholder Approval shall have been obtained.

Article VI
MISCELLANEOUS

Section 6.1 Survival. Except in the case of intentional and actual fraud, the representations and warranties of the parties contained in Article II and Article III hereof shall not survive, and shall terminate automatically as of, the Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party or any of their respective Representatives. All other covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms.

Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.3 Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

(b) Any dispute relating hereto shall be heard first in the Chancery Court for the State of Delaware or, if unavailable, the federal court in the State of Delaware, and, if applicable, in any state or federal court located in the State of Delaware in which appeal from such courts may validly be taken (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Persons may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c) Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d) Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 6.7 shall be deemed effective service of process on such Person.

(e) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6.4 Entire Agreement; No Third Party Beneficiary. This Agreement and the Investor Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 6.5 Termination. Either party may terminate this Agreement upon ten (10) days’ prior written notice to the other party if (a) any of the License and Collaboration Agreements have been terminated, in whole or in part for any reason, or (b) the Shareholder Approval has not been obtained on or prior to 180 days after the date hereof (provided, however, if not earlier terminated, this Agreement shall automatically terminate in the event Shareholder Approval is not obtained at the second Special Meeting at which a vote is held for purposes of seeking the Shareholder Approval).

Section 6.6 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the Investor Rights Agreement and the transactions contemplated hereby and thereby, including accounting and legal fees shall be paid by the party incurring such expenses, except that, within three days following the Special Meeting at which a vote is held for purposes of seeking the Shareholder Approval, the Company shall reimburse the Purchaser for all reasonable and documented out-of-pocket costs and expenses, in an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000), incurred by the Purchaser in connection with the transactions contemplated by this Agreement.

Section 6.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

Kirkland’s, Inc.

5310 Maryland Way

Brentwood, Tennessee 37027

E-mail: [*****]

Attention: Amy Sullivan, President, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

E-mail: jfuller@bassberry.com

Attention: John Fuller

If to a Purchaser, to:

Beyond, Inc.

799 W. Coliseum Way

Midvale, UT 84047

Attention: E. Glen Nickle, Chief Legal Officer

E-mail: [*****]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Zachary Judd; Matthew Galligan

E-mail: zachary.judd@lw.com

matthew.galligan@lw.com

Section 6.8 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 6.9 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 6.10 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 6.11 Interpretation; Absence of Presumption.

(a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, if any, and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 6.12 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 6.13 Specific Performance. The parties hereto agree that irreparable damage could occur and that the a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.14 Public Announcement. Subject to each party’s disclosure obligations imposed by applicable law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 6.15 shall not apply to (a) any press release or other public statement made by the Company or a Purchaser that is consistent with prior public announcements make in accordance with this Section 6.15 and does not contain any information relating to the transactions that has not been previously announced or made public in such prior disclosures made in accordance with the terms of this Agreement or (b) is made in confidence to its auditors, attorneys, accountants, financial advisors or other Permitted Transferees.

[remainder of page intentionally left blank]

The parties have caused this Subscription Agreement to be executed as of the date first written above.

KIRKLAND’S, INC.

By:	/s/ Amy E. Sullivan
Name:	Amy E. Sullivan
Title:	President

BEYOND, INC.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Executive Chairman

[Signature Page to Subscription Agreement]

EXHIBIT A
DEFINED TERMS

1. The following capitalized terms have the meanings indicated:

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Bylaws of the Company, amended and restated, on March 27, 2006, as the same may be further amended, supplemented or restated.

“Charter” means the Company’s Amended and Restated Charter, as the same may be further amended, supplemented or restated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Competitor” means any Person whose primary business is directly operating in the home décor or home furnishings retail business, provided, however, that a Person shall not be deemed to be a “Company Competitor” solely as a result of (a) owning less than ten percent (10%) of the issued and outstanding voting securities of a Company Competitor or (b) in the case of a Person that is a private equity fund, having an investment in a portfolio company that is a Company Competitor.

“Confidential Information” means information regarding the Company or its Subsidiaries that is non-public, confidential or proprietary in nature, together with all analyses, compilations, forecasts, studies or other documents prepared by the Purchaser or its Representatives which contain or otherwise reflect such information. “Confidential Information” shall not include such portions of the Confidential Information that (a) are or become generally available to the public other than as a result of the Purchasers’ or its Affiliates’ disclosure in violation of this Agreement, (b) become available to the Purchasers or its Affiliates on a non-confidential basis from a source other than the Company or its Subsidiaries, (c) was already in the Purchaser’s or its Affiliate’s possession prior to the date of this Agreement and which was not obtained from the Company or its Subsidiaries or (d) are independently developed by the Purchaser or its Affiliates without reference to the Confidential Information.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Regulations” means the regulations promulgated by the Department of Labor in 29 C.F.R. § 2510.3-101, and any amendments or successor regulations thereto, as modified by Section 3(42) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.

“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including petroleum and any fraction thereof, and any radioactive materials and waste.

“Investor Rights Agreement” means the Investor Rights Agreement between the Company and the Purchaser in the form attached to the Agreement as Exhibit B.

“Material Adverse Effect” means a material adverse effect upon the financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Company and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (d) any conditions resulting from the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic (including COVID-19) or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international ore regional calamity; (e) changes in any law, rule, regulation or GAAP; (f) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (g) any announcement of this Agreement or the transactions contemplated hereby; (h) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (i) any effect arising out of or resulting from any claims or proceedings made by any of the Company’s stockholders arising out of or related to this Agreement; provided, that any of the matters described in clauses (a), (b) or (c), will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Company and its Subsidiaries operate.

“Nasdaq” means the Nasdaq Stock Market.

“Osmium Shareholder Voting Agreement” means that certain Letter Agreement, dated as of October 18, 2024, executed by Osmium Partners, LLC.

“Permitted Transferee” means any Affiliate of Purchaser.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors and direct or indirect members or partners or Affiliates of the foregoing.

“Requirements of Environmental Law” means all requirements imposed by any law (including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any governmental authority which relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; or (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment.

“Restricted Securities” means Purchased Shares required to bear the legend set forth in Section 4.2(a) under the applicable provisions of the Securities Act.

“Rights Plan” means any plan or arrangement of the sort commonly referred to as a “tax benefit preservation plan” or “rights plan” or “stockholder rights plan” or “poison pill” that is designed to prevent, hinder, restrict or increase the cost to a potential acquirer of exceeding the applicable ownership thresholds through the issuance of new rights, common stock or preferred shares (or any other security or device that may be issued to stockholders of the Company, other than ratably to all stockholders of the Company) that carry severe redemption provisions, favorable purchase provisions or otherwise, and any related rights agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Plan” means the Kirkland’s, Inc. Amended and Restated 2002 Equity Incentive Plan.

“Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Transfer” means any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or (b) grant of any option, warrant or other right to purchase or the entry into any hedge, swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock; provided, however, that any direct or indirect transfer, sale or assignment of the ownership interests of the Purchaser or its Affiliates shall not be considered a “Transfer” as such term is used herein. The term “Transferred” shall have a correlative meaning.

2. The following terms are defined in the Sections of the Agreement indicated:

Term Section

Agreement Preamble

Applicable Matters 6.3(b)

Chosen Court 6.3(b)

Closing 1.2

Closing Date 1.2

Common Stock Recitals

Convertible Note Recitals

Company Preamble

Financial Statements 2.7

License and Collaboration Agreements Recitals

Loan Agreement Recitals

Ownership Threshold 1.1

Preferred Stock 2.4(a)

Proxy Statement 4.5(a)

Purchased Shares Recitals

Purchaser Preamble

Shareholder Approval Recitals

Special Meeting 4.5(a)